United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 22, 2005
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	0-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On February 22, 2005, Applied Signal Technology, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended January 28, 2005.  On February 22, 2005, the Company hosted a conference call to discuss the financial results for the quarter ended January 28, 2005. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release issued by Applied Signal Technology, Inc. on February 22, 2005
99.2	Transcript of conference call held on February 22, 2005

Pursuant to Item 2.02 of Form 8-K, neither Exhibit 99.1 nor Exhibit 99.2 shall be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereinto duly authorized

Applied Signal Technology, Inc. (Registrant)
Date: February 24, 2005	/s/ Gary L. Yancey Gary L. Yancey, President, Chief Executive Officer, and Chairman of the Board

Exhibit Index

Exhibit Number
99.1	Press Release issued by Applied Signal Technology, Inc. on February 22, 2005
99.2	Transcript of conference call held on February 22, 2005

Exhibit 99.1
Press Release issued by Applied Signal Technology, Inc. on February 22, 2005

Press Release

For Immediate Release
Contact:
James Doyle
Chief Financial Officer
or
Alice Delgado
Investor Relations
(408) 749-1888

APPLIED SIGNAL TECHNOLOGY, INC.
ANNOUNCES FIRST QUARTER OPERATING RESULTS

Sunnyvale, CA. February 22, 2005 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the first quarter of fiscal year 2005 ended January 28, 2005.

Revenues for the first quarter of fiscal year 2005 were $30,110,000 compared with revenues of $28,294,000 recorded during the first quarter of fiscal year 2004. The increase in revenues recorded during the first quarter of fiscal year 2005, when compared to the first quarter of fiscal year 2004, is due to a greater backlog of contractual obligations.

New orders received during the first quarter of fiscal year 2005 were $11,126,000 compared to fiscal year 2004 first quarter new orders of $64,549,000. The significant change in new orders is due to the fact that during the first quarter of fiscal year 2004 we received a major modification resulting in an increase to our largest contract of approximately $48,524,000.

Operating income for the first quarter of fiscal year 2005 was $3,272,000 compared with operating income of $3,176,000 recorded during the first quarter of fiscal year 2004. The increase in operating income is due to a growth in revenues.

Net income for the first quarter of fiscal year 2005 was $2,027,000 or $0.17 per diluted share compared with net income of $2,156,000 or $0.19 per diluted share recorded during the first quarter of fiscal year 2004. Net income did not grow proportionately with operating income primarily because our estimated tax rate increased from 35% to 41%.

Regarding the first quarter operating results, Mr. Gary Yancey, President and Chief Executive Officer of the Company, commented, “We are slightly behind the execution requirements of the contracts in backlog and are working to catch up to these requirements. This resulted in slightly lower first quarter revenue than it would have been under normal conditions. Part of this lag in execution is because of heavier than expected proposal activity and we are hiring to be able to meet all our commitments.”

“Our operating margin is within the range of our long-term business model which is 10% to 13%.”

Mr. Yancey concluded, “Our customers are continuing to come to us with new requirements for intelligence solutions. These requirements are still weighted heavily towards new developments and we believe they will eventually be followed by requirements for additional equipments.”

The Company will host a conference call on February 22, 2005 to discuss first quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on February 22, 2005 at 5:00 p.m. EST/2:00 p.m. PST. There is no pass code required. This call may be listened to simultaneously over the Internet through World Investor Links’ Vcall Website, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. designs, develops, manufactures and markets advanced digital signal processing equipment to collect and process a wide range of telecommunications signals for signal reconnaissance applications. For additional Company-related information, visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expected. Statements as to the Company’s ability to hire qualified employees to be able to meet all our commitments; and future orders for additional equipment are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire additional qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2004.

APPLIED SIGNAL TECHNOLOGY
CONDENSED BALANCE SHEETS
(in thousands)

ASSETS

	January 28, 2005 (unaudited)	October 31, 2004
Current assets:
Cash and cash equivalents	$ 11,335	$ 11,227
Short term investments	26,257	32,615
Accounts receivable	43,901	43,768
Inventory	9,023	5,392
Prepaids and other current assets	3,681 ---------------	4,340 ---------------
Total current assets	94,197	97,342

Property and equipment, at cost	63,941	63,105
Accumulated depreciation and amortization	(51,500) ---------------	(50,682) ---------------
Net property and equipment	12,441	12,423

Other assets	1,732 ---------------	1,687 ---------------

Total assets	$ 108,370 ========	$ 111,452 ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable, accrued payroll and benefits	$ 12,325	$ 18,319
Other accrued liabilities	2,356	2,336
Income taxes payable	349 ---------------	28 ---------------
Total current liabilities	15,030	20,683

Long-Term Liabilities:
Accrued Rent	1,108	1,098
Other liabilities	309 ---------------	305 ---------------
Total Long-Term liabilities	$ 1,417	$ 1,403

Shareholders' equity	91,923 ---------------	89,366 ---------------

Total liabilities and shareholders' equity	$ 108,370 ========	$ 111,452 ========

APPLIED SIGNAL TECHNOLOGY, INC.
CONDENSED STATEMENTS OF INCOME
(Unaudited)
(in thousands except per share data)

	Three Months Ended
	January 28, 2005	January 30, 2004
Revenues from contracts	$ 30,110	$ 28,294

Operating expenses:
Contract costs	19,839	18,300
Research and development	3,177	2,137
General and administrative	3,822 --------------	4,681 --------------

Total operating expenses	26,838 --------------	25,118 --------------

Operating income	3,272	3,176
Interest income (expense), net	163 --------------	141 --------------
Income before provision for income taxes	3,435	3,317
Provision for income taxes	1,408 --------------	1,161 --------------

Net income	$ 2,027 =======	$ 2,156 =======

Net income per share-basic	$0.18	$0.20
Average shares-basic	11,293	10,854

Net income per share-diluted	$0.17	$0.19
Average shares-diluted	11,863	11,509

Exhibit 99.2
Transcript of conference call held on February 22, 2005

APPLIED SIGNAL TECHNOLOGY
Q1 2005 EARNINGS CONFERENCE CALL
February 22, 2005
5:00 p.m. EST

Operator:

Good afternoon, ladies and gentlemen. And welcome to the Applied Signal 2005 first quarter earnings teleconference. At this time, all the parties are in a listen-only mode and a brief question-and-answer session will follow the formal presentation. If at any time during the conference you should need some operator assistance please press star 0 on your telephone keypad and an operator will be with you momentarily. And as a reminder, this conference is being recorded.

At this time, it is my pleasure to turn the floor over to your host, Mr. Gary Yancey. You may begin.

Gary Yancey – Applied Signal Technology – Chairman, President, CEO:

Thank you, Darcy. And welcome, everybody. This afternoon I have with me our Chief Financial Officer, Jim Doyle, and we’ll follow the format that we typically do. I’ll let Jim summarize the financial results, and I’ll have a few comments, and then we will open it up for questions.

So with that, I’ll turn it over to Jim.

Jim Doyle – Applied Signal Technology – CFO:

Thanks, Gary. Good afternoon, everyone. Let me review our Safe Harbor statement. Our presentation today may contain forward-looking statements which reflect the company’s current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could cause actual results to differ materially are contained in the company’s recent 10-Qs and 10-K.

Let me start with a brief overview. Revenues for the first quarter of fiscal 2005 were approximately $30.1 million, compared to revenues of $28.3 million recorded during the first quarter of 2004. Operating income for the first quarter of fiscal 2005 grew proportionately with revenues and was approximately $3.3 million, compared to operating income of $3.2 million for the first quarter of 2004. Operating income as a percentage of revenues was approximately 10.9 percent and was consistent with the range for our long-term business model. The company booked about $11.1 million in new orders during the first quarter of fiscal 2005. The significant change in new orders is due to the fact that during the first quarter fiscal 2004 we received a major modification resulting in increase to our largest contract of approximately $48,524,000. We continue to believe that there is significant interest in signal intelligence by the U.S. Government to respond to the threat of terrorist activities in the war against terrorism. And we also believe that our company is well positioned to benefit from that anticipated spending.

Let me review the income statement. The revenue increase in the first quarter of fiscal 2005 was due to the fact that we had a greater backlog of contractual obligations at the beginning of fiscal '05 compared to the beginning of fiscal '04. The revenues generated by these programs were for a variety of signal intelligence solutions. Our contract costs were approximately $19.8 million, or 65.9 percent of revenues for the first quarter of fiscal 2005, compared to approximately $18.3 million, or 64.7 percent of revenues for the first quarter of fiscal 2004. Contract costs increased in absolute dollars due to the growth in revenues. As a percentage of revenues, contract costs are consistent with our historical levels. R&D expenses were approximately 3.2 percent, or 10.6 percent of revenues for the first quarter of fiscal '05, compared to approximately 2.1 million, or 7.6 percent for the first quarter of fiscal '04. Our R&D spending is consistent with our long-term plan. G&A expenses were approximately $3.8 million, or 12.7 percent of revenues for the first quarter of fiscal 2005, compared to approximately $4.7 million, or 16.5 percent of revenues, for the same period of fiscal 2004. As a percentage of revenues, first quarter FY '05 G&A is consistent with our long-term goal.

Operating income for the first quarter of 2005 is 10.9 percent, essentially the same as the 11.2 percent achieved during the first quarter of fiscal '04. Increase in our interest income for the first quarter of '05 is primarily due to higher cash and short-term investment balances compared to the same period in fiscal '04. Our effective tax rate for the first quarter of fiscal 2005 is 41 percent, compared to the 35 percent effective tax rate for the first quarter of 2004. And then net income as a percentage of revenues for the first quarter of 2005 was 6.7 percent, compared to 7.6 percent for the first quarter of fiscal 2004, due to that effective tax rate increase.

Let me conclude with a brief review of the balance sheet. As you can see, it’s still very strong. Cash and short-term investments declined during the first quarter by about $6.2 million for a combined balance of approximately $37.6 million. Most of the decline was due to the fact that we paid about $5.6 million during the first quarter of fiscal '05 to reduce certain current liabilities.

Accounts receivable totals were about $44 million. Included in accounts receivable are billed receivables of about $26 million and unbilled receivables of about $18 million. The inventory balance grew during the first quarter by about $3.6 million when compared to the inventory balance at October 31st, 2004. The primary reason for this growth is due to the unfavorable indirect rate variance of approximately $2.6 million. As a reminder, we record contract revenues and cost of operations for interim reporting periods based on annual targeted indirect rates. During interim reporting periods, variances may accumulate between actual indirect rate and the annual targeted indirect rate. The indirect rate variance that develops is recorded in inventory as part of our work in process. Unfavorable — unfavorable variances increase work-in-process inventory, while favorable variances decreased work-in-process inventory. We paid a dividend of approximately $1.4 million during the first quarter of fiscal 2005. We pay an annual dividend of $0.50 per share, payable at a quarterly rate of 12.5 cents per share. And then as far as liabilities, there continues to be no debt, which provides the company with significant liquidity and flexibility. And that’s my presentation for now.

I’ll turn it back over to Gary.

Gary Yancey – Applied Signal Technology – Chairman, President, CEO:

All right. Thanks, Jim. Just a couple other comments. As I said in the press release, we are a bit behind on execution on our contracts. Part of this is for a bit of healthy reason. We’ve seen higher-than-anticipated proposal activity in the first quarter, which has diverted some of our labor resources to proposal activity. The other phenomena that we’re experiencing is, as we become more an integrating contractor on some of our programs, as we’ve stated before we are evolving to, we find that invoicing from our subcontractors can have some impact on the revenue. And we saw that some of the invoicing was lagging behind a bit compared to the work that they were putting in. So we feel that we will be back on our track of our projected revenue as we build up our own staff and as the invoicing comes about. And so with that, I’ll go ahead and open it up for any questions.

Operator:

Certainly. Ladies and gentlemen, at this time we’ll be conducting the question-and-answer session. If you’d like to pose a question, please press star 1 on your telephone keypad at this time. A confirmation tone will indicate that your line has been placed in the question queue, and if you’d like your line removed from that queue, please press star 2. For parties using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Thank you. Our first question will come from Steve Levenson of Advest.

<Q>: Good afternoon, Gary and Jim.

<A>: Hi, Steve.

<Q>: In relation to your being behind on execution, was that the reason for the unfavorable variance that showed up in inventory? And can you give us an idea of how much billing that might translate to and when you expect to see it booked?

<A>: The unfavorable variance, Steve, that was consistent with what we had planned for the year. That usually develops because there is spending that happens in anticipation of revenue. And so the unfavorable variance is consistent with what we thought would happen this fiscal year. It didn’t have that much of a bearing on the subcontracts that — what Gary was referring to was the revenue generated by those subcontracts. And those particular subcontracts don’t include — we don’t include G&A on them, so it wouldn’t be a factor in the calculation of that indirect rate variance.

<Q>: Okay. Again, though, on the slowness in execution. Being behind in execution, can you quantify it at all to let us know how much that amount was, and if it’s been billed subsequently or when you think it might come?

<A>: Well it will be, — a little bit of it is still catch up, Steve. We — because part of it was our own labor. And as I said, we had to shift labor into more proposal activities than we would have anticipated. So part of it is building up the labor to be able to handle that. And, as you notice, we were running our R&D at pretty much our target rate. Sometimes we won’t do that in the first quarter, and here we had a lot of initiatives. It made sense to get started. The billing is coming along as, you know, as we speak. We’re catching up as we speak. We’re probably 10, 15 percent short of what we had been anticipating in the first quarter. And, you know, we definitely intend to have all programs on track and not get into program performance problems, so we will be making that up.

<Q>: Okay. And what’s the headcount? How many people were you able to hire in the first quarter? And is the number you’re still looking to hire sort of in that 40 to 50 range?

<A>: Yes. We’re still looking to hire 40 or 50. And is another issue. The hiring is never very productive during the holiday season. And so we probably added 5 or so people is all, total headcount over that time. The hiring campaign is on pretty strongly. And we are hiring at a fairly good rate now, but we — that also impacted along with the shift to business proposal.

<Q>: Okay. Last question is related to your — the program you referred to as Focus, which I know has been sort of hanging out there. Is there any news on that one?

<A>: We haven’t heard of that program, Steve, can you elaborate? No, the last news was another call from the government today saying the decision is coming. It’s been pretty amazing. But, you know, they kind of give us week-by-week blows of the decision will be in another week. And so that’s kind of the latest. And, you know, I don’t think either team — either team is happy about it delaying this long, but the government is — stays consistent that they plan on definitely awarding the program. And it just seems like every week they come up with some reason, which they don’t elaborate on, but it’ll slip at least another week or so.

<Q> Okay. Thanks for right now.

<A>: Thanks, Steve.

Operator:

Our next question will come from Alex Motamed of Thomas Weisel Partners.

<Q>: Hi. I just had a question — couple questions. The stop work order, is there any update on that or any progress?

<A>: The status is still the same, Alex. We — for that particular portion of that contract, we still anticipate that it’s — the possible debooking will be in the 11 to $13 million range. We believe that it could happen here in what is now our second quarter. Apparently the negotiations related to that should start soon. So we’re anticipating that it could happen here — the debooking could happen here in the second quarter.

<Q>: Okay. Great. And was there any issues on timing for contracts or for deliveries for the quarter, anything unusual?

<A>: No I wouldn’t say there’s been any issues on deliveries, because a lot of these are still R&D. As you probably noticed we’re still, you know, over 75 percent of our contract effort is R&D. And so you don’t have, necessarily, milestone deliveries. I mean, as we track it in-house, you know, we can see that we’re falling behind in certain areas, and we work to get back on track with that. But in terms of any true deliveries, you wouldn’t see that. You’d have to be watch — you know, observing our monthly in-house program reviews to see where we’ve fallen short on a few of the programs.

<Q>: But on the booking side, was there anything that you might have been hoping to close in the quarter that might have slipped out during the quarter?

<A>: Well, of course, as we know, Focus, as Steve had referred to, is competitive, so we wouldn’t have known. But we had anticipated that had we won that award, it would have been last — well, the first quarter. In fact, we anticipated that it might have been — well, no, we always anticipated first quarter. And so that would have been 1. Just trying to think. I think there was a few product orders that — and those things can be — you know, they can kind of be all over the map in terms of when they come in because it’s rather easy for the government to execute those of type orders. And there’d been some of those anticipated during the first quarter that didn’t materialize.

<Q>: And on your margin fee, you expect an improvement with — I guess, are the bid — do you expect the percentage of bid and proposal work to go down going forward in the year?

<A>: Well, let’s see. Will the percentage go — that will kind of vary around. It’s a little bit unusual seeing it running, again, we consider that healthy. But it’s a little bit unusual seeing it running higher in the early part of the year. But we are experiencing that. But that can somewhat waver all around. You might — you might see the highest bid and proposal activity in a typical year in our second and third quarter, and rolling off some of the fourth quarter as we’re negotiating the contracts, the most contracts in the fourth quarter. But it won’t really impact the margins just because the bid and proposal activity would fall off, and that’s all billable. And, you know, and we also record our G&A rate as well as our overhead rate at a targeted yearly rate. So you wouldn’t see an impact on the margin as a result of that.

<Q>: Okay. Great. Thank you, very much.

<A>: Thank you.

Operator:

Thank you, our next question will come from Jay Meyer of MJSK Equity Research.

<Q>: Yes. Thank you. You mentioned that, Gary, that the revenue slippage from Q1 was roughly 10 to 15 percent of, I guess, potential Q1 revenue. But you didn’t really answer when you think that might come back into the equation. Are we to assume that Q2 is when we should — should we expect it to show up in Q2?

<A>: Well, yes. It’s not going to be just like a step function, because part of this, as I said, is our own labor and our ability to hire. And so it’ll start coming back in whether, you know, that — that whole shortfall, if you like, if you looked at our in-house projections and saw the shortfall of our projections, that whole thing will be closed in Q2 or not isn’t completely obvious yet. And part of that is also dependent on how heavy the proposal activity stays. We have a fair amount of proposal activity coming up with our Army customer on our airborne program that, again, that we consider all good news, because that customer typically is very late in the year. And so there will be some impact from that as well. But it will be — it will be converging back to what we had projected.

<Q>: Okay. During the last quarter, you had a nice — Q4 of 2004 was a big bookings quarter and also backlog came in pretty robust. Can you give us an idea of where your backlog is right now?

<A>: Sure, at the end of the first quarter, Jay, it’s a little over $124 million.

<Q>: And that is not net of any potential debooking, correct?

<A>: Well, that’s correct.

<A>: Yes. We had to — we had to figure out how many negatives was in there, but you’re correct. You’re correct.

<A>: So it still includes the $12 million — the 11 to 13 million in that range — $12 million of anticipated debooking.

<Q>: Okay. That’s fine. And, you know, you don’t give a lot of guidance going forward, but, Gary, you’ve repeatedly said over the last year or so that you expect long-term growth rates to be 20 to 25 percent. Would you anticipate a 20 to 25 percent growth rate over 2004?

<A>: It’s, I guess, a little early to exactly project that. We do talk long term, as you know. Of course, 2004 was a 50 percent growth rate over 2003. And sometimes you’ll get some lumpiness out of that. We’re dependent on a couple of these, you know, an early booking of the airborne program, the award the Focus program and all. I think, you know, we definitely see the same strength in the marketplace on the long term for 20, 25 percent. Will it have a narrowing impact on 2005 or not, it’s a bit early for us to totally see that right now, Jay.

<Q>: Okay. Very good, thanks.

Operator:

Our next question will come from Jim McIlree of Unterberg Towbin.

<Q>: Yes, thank you. Jim, is the tax rate going to be 41 percent for the rest of the year?

<A>: That’s our understanding. Yes, Jim. Yes, that’s what we anticipate.

<Q>: And the reason for the higher than expected tax rate is what?

<A>: We thought there were going to be greater R&D credits. And that apparently isn’t the way it’s coming through.

<Q>: Okay. And I’d just like to go over again this issue about the hidden proposal activity’s impact on revenues, as well as the subcontractors late billings. Can you try to quantify that so if the subcontractors had billed what you thought they were — or invoiced what you thought they were going to invoice, that would have resulted in an, you know, an X dollar greater income? And the same thing with the bid and proposal, if you had the people available, it would have resulted in a, you know, a X dollar greater — excuse me, revenue?

<A>: Had both of those things occurred differently, that 10 to 15 percent shortfall would not have happened. So, you know, 10 to 15 percent would — I mean, that’s how much it had short fallen our in-house plan for it.

<Q>: Okay. So, I just want to be sure, you know, we’re talking somewhere around 3 to 5 million bucks.

<A>: Yes.

<Q>: Okay. Okay. Great. And then, I’m a little bit confused on the inventory issue. Jim, does that work itself out over the course of the year, assuming that you make your plans?

<A>: Yes, that’s what we anticipate, Jim. Because it — the phenomenon occurs because of the use of target rates for interim reporting periods in that variance billed to us, and it can be either favorable or unfavorable. And we had planned it this year, that it would be unfavorable, and that’s what’s happening. So we’re tracking to plan. And so there’s roughly $2.6 million of additional inventory when you compare the inventory first quarter to the inventory balance at October 31st, 2004. So yes, that’s what’s happening. And we anticipate that that will correct by the end of the year.

<Q>: Okay. Great. Thank you.

<A>: Thank you.

Operator:

Thank you. Our next question will come from Ash Shah of Merrill Lynch.

<Q>: I guess most of my questions have been answered. I guess I have one other question is how come you didn’t preannounce?

<A>: Well, we never have.

<A>: Yes.

<Q>: Okay. All right. And when will you know if you’re going to be able to — oh, well, do you assume that you’re going to be able to get the revenue slippage back, the entire amount to the full year, I mean, not all in Q2, but —

<A>: Yes. That was what we had stated earlier, yes, Ash.

<Q>: Okay. Thank you.

Operator:

Thank you. Our next question will come from Trey Snow of Priority Capital.

<Q>: Hi, guys.

<A>: Hi, Trey.

<Q>: The current liability you paid down during the quarter, was that simply year-end bonuses being paid or is something else there?

<A>: That was a big part of it, Trey, yes.

<Q>: Okay. And I know it’s early, but do you have any update on your progress in ELINT?

<A>: Well, we’re investing. We’ve got the office being built out in Allen, Texas, actually is where we’re doing this. We have some staff on board. We’ve started investment. And our internal R&D, on a specific project, we’re starting some of the business development efforts, you know, establishing relationships with customers. And so I think we’re hitting the ground running pretty well. And, you know, it’s just going to take some time to get a payout back from that. You know, through — into next year, for sure, before we start seeing any real contribution. But I’m pretty pleased with the quality of the staff, the experience level, in that particular area and the execution of our investment.

<Q>: I’m sure that the staff requirements aren’t going to be as large in that office, but do you foresee any of the same hiring problems you do from technical employees in that area versus California?

<A>: No. Actually there’s — the indication and right now, again, you’re right, it’s been kind of, you know, small numbers to begin with. But the indication is that we probably will have pretty good luck being able to hire there.

<Q>: Good to hear, thanks.

<A>: Thank you, Trey.

Operator:

Thank you. Ladies and gentlemen, our final question will come from Chris Donaghey of SunTrust Robinson Humphrey.

<Q>: Hi. Good evening, guys.

<A>: Hi, Chris.

<Q>: A quick question on the operating expenses that came in at $7 million if you combine R&D and G&A. And just the run rate that you expect going forward, and I know you typically target at around 24 percent or so of revenue for R&D and G&A. And just where you think that those numbers will come in at the end of the year?

<A>: Yes, it’s in that range, Chris. Yes. For that combination of R&D and G&A, yes. Yes. In that kind of a range.

<Q>: Okay. So R&D, you know, even only at $3.2 million in the first quarter can still scale pretty well as the revenue ramps back up from this first quarter.

<A>: Sorry, Chris, it was hard to hear.

<Q>: I’m just saying you still think that R&D can scale pretty well as R&D — or I mean, as the sales continue to recover through the rest of '05.

<A>: Yes.

<A>: Right. Yes. In fact, actually, we were running pretty close to the model — the model on R&D, even in this — in this first quarter, which some — is not unusual for us, but sometimes that’s one of the things that will lag is when we’re, you know, really hurting for staff. And so we think that we’ll definitely hit the models.

<Q>: Okay. Great. Thanks.

<A>: Thank you.

Operator:

We do have one final question coming from Skyler Hanson.

<Q>: Hi, gentlemen. I’m an individual stockholder for the past the four years. Just looking down the road a little bit in a historical sense, when the percentage of equipment sales starts to rise and R&D sales starts to fall, how would those percentages work out, just based on your past experience?

<A>: You mean, the mix percent, Skyler?

<Q>: Yes, the change in the mix percent?

<A>: Well, what we’ve said is that we won’t really base it on past experience because we’re changing a bit of the direction for the company to go after the larger programs, the systems engineering, the systems integration-type programs and all. And those still are R&D of nature, so our guesstimate has been that we might shift, you know, whereas we’re not the quite 25 percent product, you know, and 75 percent R&D, right now, I think it’s like 22 and 78. But in the future, not this year, it’ll be — it’ll run pretty much, well, we believe it’ll run the same this year.

<A>: Right.

<A>: Starting into next year, you might see that going up to close to maybe a 30 percent product and 70 percent R&D. And we don’t think that it probably, as we grow the way we intend to grow, we don’t think that that mix would ever get much above 35 percent product and 65 percent R&D.

<Q>: Okay. And one other question, or I’d be interested if you have any comment to this. Boeing CEO Harry Stonecipher expressed at a conference earlier this month an interest in them acquiring smaller companies in intelligence and so forth. And I’d just be interested in any comments you would have, and your view on that side of the business.

<A>: Well, it sounds like Harry’s interested in acquiring. That would be one view.

<Q>: Well, APSG is, of course, kind of unique in the public markets in that sense.

<A>: Right. We are. And I mean, I’m not sure exactly what to comment on. I mean, nobody’s standing outside the door, for sure. And, you know, I think when valuations are fair that they’re not as apt to be. I think that when they want to do that acquisition, they’re typically looking for the ones that are perceived to be of better bargain valuations. But, you know, that’s about all I would know to say on that.

<Q>: Okay. Thank you.

<A>: Thank you.

Operator:

Gentlemen, there are no further questions at this time.

Gary Yancey – Applied Signal Technology – Chairman, President, CEO:

All right, Darcy. I appreciate it, and we do appreciate everybody’s attendance. And with that, we’ll sign off. Thanks.

Operator:

Ladies and gentlemen, thank you very much for your participation in today’s audio conference. You may all disconnect your lines at this time, and have a wonderful day.